Exhibit 99.1

 VERMONT PURE HOLDINGS, LTD. ANNOUNCES FINANCIAL RESULTS FOR ITS FIRST FISCAL
                         QUARTER ENDING JANUARY 31, 2006

    WATERTOWN, Conn., March 17 /PRNewswire-FirstCall/ -- Vermont Pure Holdings, Ltd. (Amex: VPS) announced financial results for the first quarter of its fiscal year 2006 and that it will file these results on Form 10-Q with the Securities and Exchange Commission today. Total sales for the quarter increased 5% to $14.61 million from $13.96 million for the comparable period a year ago. Gross profit increased 2% in the first quarter of 2006 to $8.2 million, or 56% of sales, from $8 million, or 57% of sales for the quarter in 2005, increasing net income to $65,000 from $7,000.

    "The increase in net income for the period is a result of solid sales growth in what is traditionally our lowest performing quarter as a result of seasonal influences," said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. "We continue to increase sales by leveraging our extensive distribution system in the northeastern United States," Baker concluded.

    Vermont Pure Holdings, Ltd. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water and purified with minerals added bottled water under the Crystal Rock(R) and the Vermont Pure(R) trademarks. It markets its bottled water brands, as well as coffee and other home and office refreshment products, to customers throughout New England and New York. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.

                           VERMONT PURE HOLDINGS, LTD
                              Results of Operations

                                                           (Unaudited)
                                                       Three Months Ended:
                                                   ---------------------------
                                                    January 31,    January 31,
(000's $)                                              2006           2005
------------------------------------------------   ------------   ------------
Sales                                              $     14,614   $     13,964

Income from operations                             $        936   $        822

Net Income                                         $         65   $          7

Basic net earnings per share                       $       0.00   $       0.00
Diluted net earnings per share                     $       0.00   $       0.00

Basic Wgt. Avg. Shares Out. (000's)                      21,619         21,612
Diluted Wgt Avg. Shares Out. (000's)                     21,619         21,618

    Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the

Securities and Exchange Commission.

    Contact:
    Peter Baker, CEO
    860-945-0661 Ext. 3001

    Bruce MacDonald, CFO
    802-860-1126

SOURCE  Vermont Pure Holdings, Ltd.
    -0-                             03/17/2006
    /CONTACT: Peter Baker, CEO, +1-860-945-0661 ext. 3001, or Bruce MacDonald, CFO, +1-802-860-1126, both of Vermont Pure Holdings, Ltd. /
    /Web site:  http://www.vermontpure.com/
    (VPS)